Exhibit 99.2

GAP INC. APPOINTS NEW CHIEF GROWTH OFFICER AND
NEW PRESIDENT AND CEO OF BANANA REPUBLIC

Asheesh Saksena and Sandra Stangl will join Gap Inc. as Company Pivots to Growth

SAN FRANCISCO – November 24, 2020 – Gap Inc. (NYSE: GPS) today announced that Asheesh Saksena will join the Gap Inc. Senior Leadership Team as Chief Growth Officer, a newly created position that will focus on executing the company’s strategic agenda, as well as leading growth initiatives for the future. In addition, the company also announced that Sandra Stangl will join Gap Inc. as the new President and CEO of Banana Republic, as the brand redefines affordable luxury.

“Gap Inc. has significant opportunity to grow our purpose-led, billion-dollar lifestyle brands through the power of our platform, sophisticated end-to-end capabilities and by harnessing the advantages that come with operating a portfolio that targets 80 percent of the addressable apparel market,” said Sonia Syngal, CEO of Gap Inc. “With the addition of Asheesh and Sandra, two strong industry veterans and proven creators, I have even greater confidence in our ability to deliver against our Power Plan 2023 as we steer the company into the future."

Asheesh Saksena most recently served as President of Best Buy Health where he led the formation and operation of the brand’s strategic diversification into Digital Health after serving as the company’s Chief Strategic Growth Officer. During his time with Best Buy, he helped expand the company’s addressable market and incubated new platforms for growth. Prior to his time at Best Buy, he led strategy and growth organizations at Cox Communications, Time Warner Cable, and as Partner at Accenture. He will join Gap Inc. in January 2021, and upon arrival will assess value creation opportunities to ensure consistent growth across the company.

Sandra Stangl is a strong creative leader known for delivering design vision, brand expansions and financial results. During her 23 years at Williams Sonoma, she held numerous leadership positions including President, Pottery Barn Brands and launched two iconic brands - Pottery Barn Kids and Pottery Barn Teen. Stangl was President, Chief Merchandising & New Business Development Officer for Restoration Hardware where she led new assortment, inventory and quality strategies enhancing the customer experience. Most recently, she cofounded and was the Chief Merchant of MINE, a disruptive pure-play home business. Stangl will bring the agility and strategic orientation of a tenured retail executive and entrepreneurial leadership to Banana Republic when she joins in December 2020.

About Gap Inc.
Gap Inc., a collection of purpose-led, billion-dollar lifestyle brands, is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Gap Inc. Media Contact:
Sandy Goldberg
press@gap.com

Gap Inc. Investor Contact:
Steve Austenfeld
Steve_austenfeld@gap.com